                                                                      Exhibit 10


         Attached is the form of Employment Agreement dated April 26, 2004, by and between VitalWorks Inc. and our Named Executive Officers. The Named Executive Officers are listed in the table below, which provides the annual base salary and the maximum cash bonus payment that may be earned in the event that certain financial performance goals are met. The table also includes the grant of options on April 26, 2004 to purchase shares of our common stock (priced at the market value per share on April 26, 2004) for each Named Executive Officer that vest on the sixth anniversary of the grant date and which vesting may be accelerated for a certain percentage of the options if certain financial performance goals are met.


                                         Annual          Maximum        Grant of
                                          Base            Cash          Options
Named Executive Officer                 Salary($)        Bonus($)       (shares)
-----------------------                 ---------        --------       --------

Joseph M. Walsh ................         310,000         190,000         150,000

Stephen N. Kahane ..............         236,000         153,000         115,000

Michael A. Manto ...............         230,000         145,000         105,000

Stephen Hicks ..................         195,000         121,500          90,000

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between VitalWorks Inc. f/k/a InfoCure Corporation, a Delaware corporation ("Company"), and [insert name] (the "Executive"), is hereby entered into, and effective, as of the 1st day of January, 2004 (the "Effective Date").

         WHEREAS, Company is engaged in the business of providing practice management software products and related services that address the needs of health care providers to manage and communicate administrative, practice management and clinical applications designed to meet the information requirements of medical specialties and office-based health care practices in the United States (the "Business"); and

         WHEREAS, the Executive desires to continue to be employed by Company and Company desires to continue to employ and assure itself of the continued services of the Executive on the terms and conditions set forth herein; and

         WHEREAS, the parties wish to amend and restate the terms of the Executive's employment and that certain employment agreement between Company and the Executive dated [insert date] (the "2000 Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1. Employment and Duties & Compensation and Benefits.

              A. The Executive hereby accepts continued employment and agrees to undertake the duties and responsibilities inherent in his position and such other duties and responsibilities as the Board of Directors or its designee shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of Company during the Term. Neither the foregoing nor any other provision of this Agreement is intended or shall be construed as preventing the Executive from devoting his time and effort as a board member or senior advisor to another business noncompetitive to the Business, provided that such involvement with such activities does not interfere with the performance of his duties under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

              B. Vacation. Vacation time, which shall never be less than the number of weeks granted for calendar year 2004, shall be taken at such time as not to materially interfere with the Business of Company. One week of any unused vacation time for a calendar year may be carried forward to the next calendar year only.

              C. Compensation & Duties. The job title, compensation and other employment terms of the Executive are specified in the annexed Exhibit 1, which is incorporated into, and made a part of, this Agreement.

              D. Non-Compete and Non-Disclosure. The Non-Compete and Non-Disclosure Agreement executed by the Executive and annexed as Exhibit 2 is incorporated into, and made a part of, this Agreement.

              E. Indemnification. The Executive shall be indemnified and held harmless by Company to the greatest extent permitted under Delaware law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Company to provide broader indemnification than was permitted prior to such amendment) and under Company's by-laws as such exist on the Effective Date, if the Executive is or was made, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of Company or any other entity which the Executive is or was serving at the request of Company ("Proceeding"). Such indemnification shall be against all expenses (including all reasonable attorneys' fees (including any fees for separate counsel so chosen by the Executive), retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("Expenses") and all claims, damages, liabilities and losses (including judgments, fines, and liabilities under the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by the Executive or to which the Executive may become subject for any reason.

                   (i) Advancement of Expenses and Costs. All Expenses incurred by or on behalf of the Executive in defending or otherwise being involved in a Proceeding shall be paid by Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within 30 days after the receipt by Company of a statement or statements from the Executive requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by the Executive in connection therewith, together with supporting invoices, receipts and other documentation.

                   (ii) Effect of Certain Proceedings. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (i) adversely affect the rights of the Executive to indemnification, or (ii) create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

                   (iii) Other Rights to Indemnification. The Executive's rights of indemnification and advancement of Expenses provided by this Section 1E shall not be deemed exclusive of any other rights to which the Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board of Directors, or other provisions of this Agreement or any other agreement, or otherwise.

                   (iv) Representations. Company represents and warrants that this Section 1E does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of the Executive hereunder. Company represents that the execution, delivery and performance of this Agreement has been duly and validly authorized by the Board of Directors.

                   (v) Survival of Indemnity. Notwithstanding anything in this Agreement to the contrary, this Section 1E shall survive any termination of the relationship of the Executive with Company and shall be binding on, and inure to the benefit of the successors and assigns of Company and the successors, assigns, heirs and personal representatives of the Executive.

                   (vi) Company agrees to maintain appropriate Directors' and Officers' Liability Insurance.

         2. Term. The term of employment of the Executive under this Agreement shall be for a period of one (1) year, and any extensions thereof, commencing on January 1, 2004 and ending on December 31, 2004, subject to earlier termination as provided in Section 3; provided, however, that at the end of such one (1) year period and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than ninety (90) days prior to the end of such one (1) year period or one (1) year extension period, as the case may be, Company or the Executive shall have given written notice that it or he elects not to have the term extended. The term of this Agreement as extended and defined by this section shall be referred to as the "Term."

         3. Early Termination.

              A. For Cause.

                   (i) Notwithstanding the foregoing, Company may terminate the employment of the Executive "for Cause" (as hereinafter defined) at any time upon written notice effective immediately. For purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to this Section 3.A., the Executive shall have committed:

                       (1) An intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly in gain or personal enrichment for the Executive at the expense of Company, or the conviction of the

Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to any felony involving moral turpitude;

                       (2) The continued, repeated, intentional and willful refusal to perform the duties associated with the Executive's position with Company, which is not cured within thirty (30) days following written notice to the Executive; or

                       (3) A material breach of the Executive's obligations under this Agreement, which is not cured within fifteen (15) days following written notice to the Executive. Voluntary termination of employment by the Executive at any time shall not constitute a material breach of this Agreement.

              The Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                   (ii) Upon termination of the Executive's employment for Cause, Company shall have no further obligation to pay any salary, bonus, or other compensation or benefits to the Executive for periods after the effective date of the termination for Cause, except for Base Salary that accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the 90th day following the effective date of the termination of employment for Cause.

              B. Change in Control. In the event of a Change in Control (as hereinafter defined) of Company, and if, as of a date within twelve (12) months after the Change in Control either Company or the Executive elects to terminate the employment of the Executive, the terminating party shall give the other party thirty (30) days prior written notice of such termination and thereafter the Company shall pay to the Executive as severance pay the Executive's then current monthly Base Salary, in accordance with the Company's normal payroll procedures, for twenty-four (24) months from the termination date, in exchange for the Executive's execution and non-revocation of the Release (as hereinafter defined). The Executive acknowledges that he shall not have any right to receive any additional financial compensation other than the severance pay referenced in the previous sentence and the COBRA payments described herein. In addition, in exchange for the Executive's execution and non-revocation of the Release, Company shall pay the COBRA insurance premiums for medical and dental insurance for the Executive and his family for eighteen months following the Executive's termination date, provided that the Executive elects and remains eligible for such coverage. All COBRA premiums after the eighteen month period shall be paid solely by the Executive.

         The term "Release" means the Company's standard severance agreement and release of claims (as amended and attached as Exhibit 3) that includes, inter alia, a mutual nondisparagement provision and a mutual confidentiality provision; provided, however, that the severance benefits provided in the Release shall be governed by the terms of this Agreement.

         The term "Change in Control" means:

              (i) The acquisition by any person, entity or "group" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("34 Act") (excluding, for this purpose, Company, any of its subsidiaries, or any employee benefit plan of Company or any of its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 34 Act) of more than forty percent (40%) of either the then outstanding shares of common stock of Company or of the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors;

              (ii) Individuals who, as of the date hereof, constitute the board of directors of Company ("Incumbent Board") cease for any reason to constitute at least a majority of the board of directors, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board; or

              (iii) Approval of the shareholders of Company of a merger, consolidation or other reorganization in each case, with respect to which persons who were the shareholders of Company and options immediately prior to such merger, consolidation or other reorganization, immediately thereafter, do not own more than sixty percent (60%) of the combined voting power entitled to vote generally in the election of directors of the merged, consolidated or reorganized Company's then outstanding voting securities, or of the sale of all or substantially all of the assets of Company; provided, however, in such event the Change in Control will be deemed to have occurred immediately prior to the merger, consolidation or other reorganization.

              (iv) Gross-Up Payment. If any of the payments made to the Executive under this Section 3.B ("payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") the ("Excise Tax"), (and/or any similar tax that may be imposed by federal, state or local law), Company shall pay to the Executive an additional amount (the "gross-up payment") equal to the sum of (x) the Excise Tax imposed on the payments, (y) the Excise Tax imposed on the gross-up payment, and (z) the federal, state and local income taxes imposed upon the gross-up payment. The gross-up payment shall be made within 45 days after the date of termination. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, any person whose actions result in a Change in Control or any person affiliated with Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the gross-up payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of federal, state and local income taxation in the calendar year in which the gross-up payment is to be made in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of any state and local income taxes. In the event that the Excise Tax is subsequently determined to be less than the amount used to calculate the gross-up payment, the Executive shall repay to Company at the time that the reduction in Excise Tax is finally determined the portion of the gross-up payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in Section 7872(f)(2) of the Code. In the event that the Excise Tax is determined to exceed the amount used to calculate the gross-up payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the gross-up payment), Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

              C. Non-Renewal by Company, Termination by Company without Cause, or Termination by the Executive upon Good Reason Before a Change in Control or More Than Twelve Months After a Change in Control, or Termination Due to the Executive's Death or Disability at Any Time.

         Provided that the Executive executes and does not revoke the Release, the Executive shall be entitled to the severance benefits set forth in this Section. In the event:

(a) Company elects not to renew this Agreement before a Change in Control or more than twelve months after a Change in Control,

(b) Company terminates the employment of the Executive without Cause before a Change in Control or more than twelve months after a Change in Control, or

(c) the Executive terminates his employment for Good Reason before a Change in Control or more than twelve months after a Change in Control, then

     (w) Company shall pay to the Executive as severance pay, the Executive's then current monthly Base Salary, which during the Term shall not be reduced, in accordance with the Company's normal payroll procedures, for the remainder of the Term and an additional eighteen (18) months from the end of the Term;

     (x) Company shall pay the COBRA insurance premiums for medical and dental insurance for the Executive and his family for the remainder of the Term and an additional eighteen (18) months from the end of the Term, provided that the Executive elects and remains eligible for such coverage. All COBRA premiums after the eighteen (18) months period shall be paid solely by the Executive; and

     (y) if Company achieves the targeted goals for the fiscal year set forth in Exhibit 1 only, then the Executive shall receive the benefits provided therein, if any, including a bonus and the vesting of any performance based stock options all as described in Exhibit 1. Company shall pay the Executive the bonus at the time bonuses are paid to other executives, but not later than the next January 31st following the Executive's last day of employment. The rights to exercise any vested performance based stock options shall terminate on the ninety
          (90) day anniversary following the date the Executive is notified by Company that the targeted goals were met;

         In the event the Executive's employment terminates due to his death or Total and Permanent Disability (as defined below), Company shall provide to the Executive or any other assignee as provided in Section 5 below, the same rights, payments and benefits he would have received if he was terminated as set forth in Section 3.C above.

              D. For purposes of this Agreement, termination by the Executive for "Good Reason" shall mean any of the events set forth below, which are not cured within fifteen (15) days following written notice thereof by the Executive to Company, and which were not agreed to in writing by the Executive:

                   (i) Any reduction in compensation including Base Salary, rights, payments and benefits of the Executive under this Agreement;

                   (ii) A material reduction in the Executive's job function, authority, titles, duties or responsibilities;

                   (iii) Any material breach of any of the terms of this Agreement by Company; or

                   (iv) A required relocation of the Executive's office location of more than forty (40) miles from the Executive's current job location;

              E. For purposes of this Agreement, the term "Total and Permanent Disability" shall mean the suffering by the Executive of a Disability (defined below) for a continuous period in excess of one hundred eighty (180) days. A Total and Permanent Disability shall be deemed to commence upon the expiration of such one hundred eighty (180) day period.

              For purposes hereof, the terms "Disabled" or "Disability" shall mean a mental or physical condition which renders the Executive unable or incompetent to carry out the material job responsibilities, with or without reasonable accommodation, which such the Executive held or the material duties to which the Executive was assigned after the time the disability was incurred. A determination of disability shall be made by a physician mutually agreed upon by Company and the Executive (which agreement neither party shall unreasonably withhold); provided that if the Executive and Company cannot agree on a physician, the Executive and Company shall each select a physician and these two shall select a third physician, whose determination as to disability shall be binding on all parties.

              F. The Company and the Executive agree that the stock options granted pursuant to the 2000 Employment Agreement, were made pursuant to Company's 1996 and/or 2000 Stock Option Plans ("Option Plans") and, except as clarified herein, are subject to the terms and conditions of the Option Plans. Upon termination of employment for any reason other than by the Company for Cause, the Executive shall immediately become fully vested in all of the Executive's options, restricted stock grants and/or other forms of equity-based compensation as specified on Exhibit 4 of this Agreement, other than performance based stock options granted pursuant to Exhibit 1, and his right to exercise any and all such vested stock options (including those stock options granted to the Executive on August 21, 2000 as adjusted, using a conversion ratio of 2.11667, in connection with the Company's distribution of the common stock of its PracticeWorks, Inc. subsidiary) and/or other form of equity-based compensation shall not terminate until midnight August 20, 2010.

              G. In the event the Executive terminates his employment without Good Reason or by notice of nonrenewal at any time, the Executive acknowledges that he shall not have any right to receive salary, bonus or any other compensation or benefit beyond the termination date, except for the Executive's rights under section 3F above which rights and benefits the Executive shall continue to have and maintain.

              H. The severance payments, COBRA payments and any obligation to pay a bonus ("Severance") as may be set forth in Sections 3B and 3C above are subject to termination or reduction as follows:

         (i) In addition to any other rights the Company may have, any obligation for the Company to pay Severance to Executive shall immediately terminate as of the date the Executive becomes employed by a Competitor as defined in the Non-Compete and Non-Disclosure Agreement (Exhibit 2); and

         (ii) Any obligation for the Company to pay Severance to Executive shall immediately be reduced by one-half as of the date the Executive becomes employed, other than on a short term or part time basis, by any entity that is not a Competitor.

         Executive agrees to notify the Company in writing upon his acceptance of employment following termination during any applicable severance period.

         4. No Mitigation Obligation. The payment of any termination compensation by Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

         5. Assignment; Binding Effect. The rights and obligations of Company shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The rights and obligations of the Executive are not assignable except that the right to receive all rights, payments and benefits under this Agreement shall inure to the benefit of the Executive's spouse, estate, representatives, heirs, administrators, successors and/or assigns in the event of the Executive's death (collectively, "third party beneficiaries").

         6. Complete Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and the Executive including, but not limited to, the 2000 Employment Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and the Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Moreover, should there be any contradiction or conflict between the terms of this Agreement and the terms of any Exhibit annexed hereto (other than Exhibit 3 which is not effective until executed) and/or any other document, the terms of this Agreement shall govern.

         7. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:


  To Company:                          VitalWorks Inc.
                                       239 Ethan Allen Highway
                                       Ridgefield, CT 06877
                                       Attention: General Counsel


  To the Executive:                    [insert name and address]

Notice shall be deemed given by the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, by personal delivery, or by overnight delivery, and shall be deemed effective when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Agreement.

         8. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         9. Governing Law. This Agreement shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in the State of Connecticut (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

         10. Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hand and seal to this Agreement and executed it as of the day and year first above written.

                                    COMPANY:

                                    VitalWorks Inc.

                                    By:
                                        ----------------------------------
                                         Kenneth R. Adams
                                    Its: Chairman of the Compensation Committee
                                         of the Board of Directors


                                    EXECUTIVE:

                                    --------------------------------------
                                    [insert name]


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